                                                                    EXHIBIT 4.13

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER HEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER RESTRICTIONS, AND THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING ANY FUTURE HOLDER) IS BOUND BY THE TERMS OF A WARRANT PURCHASE AGREEMENT BETWEEN THE ORIGINAL PURCHASER AND THE COMPANY (COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY).

            WARRANT TO PURCHASE 3,000,000 SHARES OF COMMON STOCK OF
                                  MATTEL, INC.

          This certifies that the holder hereof (the "Holder"), for value
                                                      ------
received, is entitled to purchase from Mattel, Inc., a Delaware corporation (the "Company"), three million (3,000,000) fully paid and nonassessable shares (the
 -------
"Warrant Shares") of the Company's common stock, par value $1.00 per share (the
---------------
"Common Stock"), at a price of $10.875 per share (the "Stock Purchase Price") at
 ------------                                          --------------------
any time on or after July 26, 2000 (the "Issue Date"), up to and including 5:00
                                         ----------
p.m. (Pacific time) on the Expiration Date (as defined below), upon (a) surrender to the Company at its principal offices at 333 Continental Boulevard, El Segundo, California 90245 (or at such other reasonable location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly completed and signed, and (b) either (i) compliance with the exercise mechanism (such mechanism referred to as a "Cashless Exercise") set forth in Section 1(B) of this Warrant, or (ii) with
   -----------------
the consent of the Company (which shall not be unreasonably withheld), payment by wire transfer of immediately available funds of the aggregate Stock Purchase Price for the Warrant Shares. The Company shall provide the Holder a reasonable opportunity to ask questions and receive answers concerning the terms and conditions of the purchase of shares of Common Stock pursuant to its exercise of the Warrant and to obtain any additional information from the Company that is reasonably necessary to verify the information furnished in the SEC Documents. The exercise of this Warrant is hereby expressly conditioned upon the accuracy of all representations and warranties contained in such Form of Subscription. The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant. "Expiration
                                                                  ----------
Date" shall mean December 31, 2003 (or, in the event that December 31, 2003 is
----
not a business day, the next succeeding business day). Notwithstanding the above, in the event and only to the extent that this Warrant has not been previously exercised, this Warrant shall terminate immediately in the event that the License Agreement, dated as of January 28, 2000, by and between the Company and Purchaser has been terminated by the Company as a result of a material breach by Purchaser (after notice of such breach from the Company and an opportunity to cure within ten (10) business days). Termination by Purchaser as a result of a material breach by the Company shall not result in termination of the Warrant.

          At any time prior to the Expiration Date, at the election of the Holder hereof, this Warrant, which represents the Holder's right to purchase three million (3,000,000) fully-paid and non-assessable shares of the Company's Common Stock at the Stock Purchase Price (the "Original Warrant"), may be
                                               ----------------
divided into two equal Warrants (each, a "One-half Warrant"), each
                                          ----------------

One-half Warrant representing the right to purchase one and one-half million (1,500,000) fully-paid and nonassessable shares of the Company's Common Stock at the Stock Purchase Price. Except for such number of shares issuable upon exercise thereof, each One-half Warrant shall have the same terms and provisions, and be subject to the same conditions, notice provisions and restrictions on exercise and transfer, and be identical in all other respects, to the Original Warrant. From and after the time the Original Warrant becomes divided into two One-half Warrants, all references herein and in the Warrant Purchase Agreement, dated as of July 26, 2000 (the "Warrant Purchase
                                                    ----------------
Agreement"), by and between the Company and the Purchaser, to (a) the "Holder"
---------
of this Warrant shall be deemed to refer to the rightful holder of each One-half Warrant and (b) this "Warrant" shall be deemed to refer to each One-half Warrant.

          This Warrant (or One-half Warrant, as the case may be) may only be exercised as a whole and may not be exercised in part or from time to time.

          This Warrant is issued pursuant to, and subject to the provisions of, the Warrant Purchase Agreement and, by its acceptance of this Warrant, the Holder expressly agrees to comply with the provisions of the Warrant Purchase Agreement applicable to this Warrant (including, without limitation, the provisions contained in Section 5(C) relating to subsequent transfers of this Warrant and in Section 5(E) relating to the exercise procedure applicable to this Warrant). Terms used but not defined in this Warrant shall have the respective meanings assigned to them in the Warrant Purchase Agreement, to which reference is hereby made.

          This Warrant is subject to the following further terms and conditions:

          1.  Exercise.

          (A) Exercise Procedure; Issuance of Certificates; Payment for Shares. This Warrant is exercisable at the option of the Holder at any time on or after the Issue Date and prior to or on the Expiration Date for the Warrant Shares which may be purchased hereunder. The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares. Subject to the provisions of Section 2 hereof, certificates for the Warrant Shares so purchased, together with any other securities or property to which the Holder is entitled upon such exercise, shall be delivered to the Holder by the Company's transfer agent at the Company's expense as soon as reasonably practicable after the rights represented by this Warrant have been exercised. Each stock certificate so delivered shall be in such denominations of Warrant Shares as may be requested by the Holder and shall be registered in the name of the Holder.

          The Holder further agrees to comply with the provisions of Section 5(E) of the Warrant Purchase Agreement respecting any proposed exercise of this Warrant.

          (B) Cashless Exercise of this Warrant. The Holder may exercise its right to receive shares of Common Stock on a net basis such that, without the exchange of any funds and upon surrender of this Warrant, the Holder receives shares of Common Stock equal to the value (as determined below) of this Warrant by surrender of this Warrant to the Company at its principal offices (at the above address) together with notice of such election, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

            X = Y (A - B)
                ---------
                    A

            where:

            X = the number of shares of Common Stock to be issued to the Holder

            Y = the number of shares of Common Stock subject to this Warrant

            A = the market price of a share of Common Stock for the date of exercise (the market price determined, for any date, as the average of the closing prices of the Common Stock on the New York Stock Exchange (or such other principal securities exchange or automated quotation system upon which the Common Stock may then be listed for public trading) for the five immediately preceding trading days on such exchange)

            B = the then current Stock Purchase Price

         2. Shares to be Fully Paid, Reservation of Shares. The Company covenants and agrees that all Warrant Shares which may be issued upon the exercise of this Warrant will, upon issuance, be validly issued, fully paid and nonassessable and free from all preemptive or any similar rights of any stockholder of the Company and free of any liens or encumbrances arising through the Company. The Company further covenants and agrees that during the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of this Warrant, a sufficient number of authorized but unissued shares of Common Stock, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange or automated quotation system upon which the Common Stock may be listed.

         3. Adjustment of Stock Purchase Price; Number of Shares. The Stock Purchase Price and the number of Warrant Shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3; provided, however, that if a certain event shall cause the Stock Purchase Price to be adjusted to a price less than the par value of the Common Stock, the Company prior to such event shall decrease the par value of the Common Stock so that the Stock Purchase Price shall not be less than the par value of the Common Stock following the occurrence of such event.

          (A) Adjustment for Dividends of Common Stock, etc.. In the event that the Company at any time or from time to time after the issuance of this Warrant shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Stock Purchase Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock. Upon each adjustment of the Stock Purchase Price pursuant to this Section 3(A), the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares of Common Stock obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

          (B) Adjustments for Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected (other than as provided for in Section 3(A)) in such a way that holders of Common Stock shall be entitled to receive cash, stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Warrant upon exercise of this Warrant and in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such cash, shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, and in any such case appropriate provision shall be made with respect to the rights and interest of the Holder that the provisions thereof shall hereafter be applicable, as nearly as may be, in relation to any shares of cash, stock, securities or assets thereafter deliverable upon the exercise hereof.

          (C) Notice of Adjustment. Upon any adjustment of the Stock Purchase Price or any increase or decrease in the number of shares of Common Stock purchasable upon the exercise of this Warrant, the Company shall within ten business days give written notice thereof, by first class mail, postage prepaid, addressed to the Holder at the address of the Holder as shown on the books of the Company. The notice shall be signed by the Company's chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

          4. Issue Tax. The issuance of certificates in the name of the Holder for the Warrant Shares upon the exercise of this Warrant shall be made without charge to the Holder of this Warrant for any issue tax in respect thereof. Notwithstanding the foregoing, the Holder shall be responsible for payment of all stock transfer taxes, if any, in respect of any transfer of this Warrant or any Warrant Shares.

          5. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company. Except for the adjustment to the Stock Purchase Price pursuant to Section 3(A) hereof in the event of a dividend on the Common Stock payable in shares of Common Stock, no dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.

          6. Restrictions on Transferability of Securities; Compliance With Securities Act.

          (A) Restrictions on Transferability of the Warrant Shares. The Warrant Shares shall not be transferable except upon the conditions specified in
Section 5 of the Warrant Purchase Agreement.

          (B) Restriction on Transferability of this Warrant; Company Right of First Refusal; Transfers Not Permitted to Significant Competitors of the Company.

          (i) On and after the date hereof, this Warrant shall not be transferable, except (a) as a whole Warrant (or whole One-half Warrant) to a single transferee (where not more than one person or entity has a beneficial interest in this Warrant or One-half Warrant, as the case may be), and (b) only to a person or entity that is not a Significant Competitor (as defined below), and (c) only upon the conditions specified in the Warrant Purchase Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act and applicable "blue sky" laws and (d) only in accordance with the other provisions of this Section 6. A "Significant Competitor" is a toy
                                           ----------------------
company which has annual net sales from traditional toy products in excess of two billion dollars (US$2,000,000,000).

          (ii) By acceptance of this Warrant, the Holder agrees to provide to the Company five (5) business days prior written notice of the Holder's intention, directly indirectly, to sell, offer or contract to sell, pledge or otherwise dispose or transfer (collectively, a "transfer") this Warrant, which
                                                --------
notice shall include (a) the identity, in reasonable and specific detail, of the proposed direct or indirect transferee (including, if the proposed transferee is a broker or dealer, the identity, in reasonable and specific detail, of any subsequent transferee to whom such broker or dealer intends or expects to transfer this Warrant following its receipt hereof), (b) a copy of a binding agreement (subject only to the Company's right of first refusal discussed below), executed by the Holder, as the proposed transferor, and the proposed transferee, (c) in the event the amount of the agreed upon consideration for the proposed sale of this Warrant is all cash (such amount, the "Warrant Transfer
                                                             ----------------
Cash Price"), the Warrant Transfer Cash Price and a certification that the
----------
Warrant Transfer Cash Price was determined on the basis of bona fide arms length negotiations between the parties to such agreement, (d) in the event that some or all of the agreed upon consideration for the proposed sale of this Warrant is property (tangible or intangible) other than cash, a reasonably specific description of such property intended as consideration for the transfer and (e) all other material terms of the proposed transaction (such notice shall be referred to herein as a "Holder's Notice of Proposed Transfer of Warrant").
                         -----------------------------------------------

          (iii) Prior to the time and date of the proposed transfer set forth in a Holder's Notice of Proposed Transfer of Warrant, the Company may elect to exercise a right of first refusal to purchase the Warrant at the Right of First Refusal Price by providing the Holder with written notice of such election. If the Company so notifies the Holder of its election to exercise such right of first refusal then the Company shall tender to the Holder as payment for this Warrant a wire transfer of immediately available funds in the amount of the Right of First Refusal Price, and the closing with respect to the purchase of this Warrant shall occur (a) in the event the proposed consideration is all cash, no later than ten (10) business days after the Company receives the Holder's Notice of Proposed Transfer of Warrant and (b) in the event the proposed consideration is other than all cash, within the later of (i) ten (10) business days after the Company receives the Holder's Notice of Proposed Transfer of Warrant and (ii) three (3) business days following the Company's receipt from the investment banking firm referred to below of a letter setting forth the price determined by such firm to be fair (including a reasonable description of the basis for such determination) and evidence of the Holder's payment of fees and disbursements of such investment banking firm as provided below. If the Company does not so notify the Holder of its election to exercise such right of first refusal, then the Holder may transfer the Warrant on the terms and to the persons set forth in the Notice of Proposed Transfer of Warrant within 45 days of the date of such Notice, subject to the limitations set forth elsewhere in this Warrant and in the Warrant Purchase Agreement. In the event that such transfer is not made within such 45-day period, any subsequent transfer shall be subject to the right of first refusal contained in this
Section 5(B).  The "Right of First Refusal Price" shall be calculated as (a) in
                    ----------------------------
the event the proposed consideration is all cash, the Warrant Transfer Cash Price or (b) in the event the proposed consideration is other than all cash, a price determined to be fair by a nationally-recognized investment banking firm chosen by the mutual agreement of the independent auditors of the Company and the Purchaser (or any subsequent Holder) to value the aggregate consideration which is the subject of such proposed transfer (provided, however, that the Holder shall be obligated to pay all fees and disbursements of such investment banking firm incurred in connection with such valuation and any matters related thereto). Notwithstanding the foregoing, in the event that the Holder intends to transfer the Warrant to a "subsidiary" (as defined in Rule 1-02 of Regulation S-X under the Securities Act) of Time Warner, Inc., the Company shall not be entitled to exercise the right of first refusal to purchase the Warrant set forth in this Section 6(b)(iii), and the Holder's Notice of Proposed Transfer of Warrant shall not be required to include the information set forth in clauses
(c) and (d) of Section 6(B)(ii).

          (C) Restrictive Legend. Each certificate representing this Warrant or the Warrant Shares (collectively, the "Securities") or any other securities
                                       ----------
issued in respect of Securities upon any such stock split, stock dividend, reclassification or reorganization shall (unless otherwise permitted by the provisions of the Warrant Purchase Agreement) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable federal or state securities laws or the Company's Certificate of Incorporation):

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER HEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER RESTRICTIONS, AND THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING ANY FUTURE HOLDER) IS BOUND BY THE TERMS OF A WARRANT PURCHASE AGREEMENT BETWEEN THE ORIGINAL PURCHASER AND THE COMPANY (COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY).

          7. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

          8. Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered or shall be sent by certified or registered mail, postage prepaid, to the Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant.

          9. Descriptive Headings and Governing Law. The descriptive headings of the sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware without regard to conflict of laws.

          10. Lost Warrants or Stock Certificates. The Company represents and warrants to the Holder that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity and, if requested, bond reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

          11. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction multiplied by the market price of the Common Stock (the market price determined, for any date, as the average of the closing prices of the Common Stock on the New York Stock Exchange (or such other principal securities exchange or automated quotation system upon which the Common Stock may then be listed for public trading) for the five immediately preceding trading days on such exchange).

          12. Notices of Record Date. In the event of (A) any taking by the Company of a record of the holders of shares of its Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (B) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other entity (in which the Company is not the surviving entity), or any transfer of all or substantially all of the assets of the Company to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to the Holder of this Warrant at least ten (10) days prior to the record date specified therein (or, if no record date is specified with respect to any event listed in clause (B), at least ten (10) days prior to such event), a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution and/or (ii) the date, if any, that is to be fixed, as to when the holders of record of shares of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

          13.  Regulatory Compliance.

          (A) The Company and the Holder hereby acknowledge that exercise of this Warrant by the Holder is subject to receipt of all necessary governmental consents and approvals and may subject the Company and/or the Holder to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and that the Holder may be prevented from acquiring
                 -------
shares of Common Stock upon exercise of this Warrant until receipt of all necessary governmental consents and approvals and the expiration or early termination of all waiting periods imposed by the HSR Act (collectively, "Governmental Approvals"). Promptly following the Holders' notice of exercise
-----------------------
or other written request from the Holder, the Company and the Holder will use their respective reasonable best efforts to make all filings necessary to obtain all Governmental Approvals. Notwithstanding the foregoing, neither the Company nor the Holder of this Warrant shall be obligated to take any action to obtain any Governmental Approvals if the taking of such action could have the direct or indirect effect of restricting, limiting or otherwise subjecting to penalty either the Company or the Holder of this Warrant in the ownership of their respective assets or the conduct of their respective businesses (including, without limitation, requiring that the Company or the Holder of this Warrant to sell, divest or otherwise dispose of any of its assets or businesses). Subject to clause (B) below, if the Holder and the Company are not able to obtain all such Governmental Approvals on or before the Expiration Date, the is Warrant will expire on the Expiration Date.

          (B) Notwithstanding anything to the contrary contained within this
Section 13, if the Holder has requested that the Company and the Holder use their respective reasonable best efforts to make all filings necessary to obtain all Governmental Approvals at least six months prior to the Expiration Date (the "Governmental Approvals Procedure"), and the necessary Governmental Approvals
 --------------------------------
have not been obtained prior to the Expiration Date (despite the Holders' and the Company's respective reasonable best efforts to obtain such Governmental Approvals), the Exercise Period shall be extended for a period not to exceed six
(6) months following the Expiration Date (the "Post Expiration Period") in order
                                               ----------------------
to allow for receipt of the necessary Governmental Approvals. If the Governmental Approvals are obtained within the Post Expiration Period but the Holder does not deliver notice to the Company of the exercise of this

Warrant and comply with the Cashless Exercise mechanism or tender the Stock Purchase Price in accordance herewith within ten (10) business days following the Holder's receipt of notice of the receipt of such Governmental Approvals, then (i) this Warrant shall expire as of the close of business of such tenth business day following the Holder's receipt of notice of the receipt of such Governmental Approvals and (ii) the Holder shall reimburse the Company for all
(a) filing fees and (b) all other costs and expenses (including, without limitation, all legal expenses) incurred by the Company to obtain such Governmental Approvals.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officers, thereunto duly authorized this 26th day of July, 2000


                                    Mattel, Inc.


                                    /s/ Robert Normile
                                    _____________________________
                                    By:  Robert Normile
                                    Title:  Senior Vice President and
                                            General Counsel